The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated March 8, 2018.

Preliminary Pricing Supplement No. U2779
To the Underlying Supplement dated June 30, 2017

Product Supplement No. I–B dated June 30, 2017,

Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 March 8, 2018
Financial Products
$ 6.00% per annum Contingent Coupon Buffered Autocallable Yield Notes due September 22, 2025 Linked to the Performance of the Lowest Performing of the Russell 2000® Index and the EURO STOXX 50® Index
•	The securities do not guarantee any return of principal at maturity and do not provide for the regular payment of interest.

•	Subject to Automatic Redemption, if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date at a Contingent Coupon Rate that is expected to be 6.00% per annum (to be determined on the Trade Date). If a Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. Contingent coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Redemption Date and the Maturity Date, as applicable.

•	If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to $1,000 for each $1,000 principal amount of the securities plus the contingent coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made following an Automatic Redemption.

•	If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, investors will lose 1% of their principal for every 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level. You could lose up to $770 per $1,000 principal amount, excluding contingent coupons, if any, on the securities.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying and (ii) lose some or all of their investment if the Final Level of the Lowest Performing Underlying is less than its Buffer Level.

•	Senior unsecured obligations of Credit Suisse maturing September 22, 2025. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities is expected to be determined on or about March 19, 2018 (the “Trade Date”), and the securities are expected to settle on or about March 22, 2018 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 9 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $952.50 per $1,000 principal amount of securities, and CSSU or any other agent will forgo any fees with respect to such sales.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $47.50 per $1,000 principal amount of securities.

For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $930 and $960 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

March , 2018

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Reference Indices—The FTSE Russell Indices—The Russell 2000® Index” and “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and expected Coupon Barrier Level, Buffer Level and Trigger Level (each level to be determined on the Trade Date):
	Underlying	Ticker	Initial Level	Coupon Barrier Level	Buffer Level	Trigger Level
	Russell 2000® Index	RTY <Index>		(Approximately 77% of Initial Level)	(Approximately 77% of Initial Level)	(100% of Initial Level)
	EURO STOXX 50® Index	SX5E <Index>		(Approximately 77% of Initial Level)	(Approximately 77% of Initial Level)	(100% of Initial Level)
Contingent Coupon Rate:	Subject to Automatic Redemption, the Contingent Coupon Rate is expected to be 6.00% per annum (to be determined on the Trade Date). If a Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. Contingent coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Redemption Date and the Maturity Date, as applicable.
Coupon Barrier Event:	A Coupon Barrier Event will occur if, on any Observation Date, the closing level of any Underlying on such Observation Date is less than its Coupon Barrier Level.
Contingent Coupon Payment Dates:	Subject to Automatic Redemption, unless a Coupon Barrier Event occurs, contingent coupons will be paid on April 23, 2018, May 22, 2018, June 22, 2018, July 23, 2018, August 22, 2018, September 24, 2018, October 22, 2018, November 23, 2018, December 24, 2018, January 22, 2019, February 22, 2019, March 22, 2019, April 22, 2019, May 22, 2019, June 24, 2019, July 22, 2019, August 22, 2019, September 23, 2019, October 22, 2019, November 22, 2019, December 23, 2019, January 22, 2020, February 24, 2020, March 23, 2020, April 22, 2020, May 22, 2020, June 22, 2020, July 22, 2020, August 24, 2020, September 22, 2020, October 22, 2020, November 23, 2020, December 22, 2020, January 22, 2021, February 22, 2021, March 22, 2021, April 22, 2021, May 24, 2021, June 22, 2021, July 22, 2021, August 23, 2021, September 22, 2021, October 22, 2021, November 22, 2021, December 22, 2021, January 24, 2022, February 22, 2022, March 22, 2022, April 22, 2022, May 23, 2022, June 22, 2022, July 22, 2022, August 22, 2022, September 22, 2022, October 24, 2022, November 22, 2022, December 22, 2022, January 23, 2023, February 22, 2023, March 22, 2023, April 24, 2023, May 22, 2023, June 22, 2023, July 24, 2023, August 22, 2023, September 22, 2023, October 23, 2023, November 22, 2023, December 22, 2023, January 22, 2024, February 22, 2024, March 22, 2024, April 22, 2024, May 22, 2024, June 24, 2024, July 22, 2024, August 22, 2024, September 23, 2024, October 22, 2024, November 22, 2024, December 23, 2024, January 22, 2025, February 24, 2025, March 24, 2025, April 22, 2025, May 22, 2025, June 23, 2025, July 22, 2025, August 22, 2025 and the Maturity Date, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If any Contingent Coupon Payment Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted in respect of any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date; provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.

Redemption Amount:	Subject to Automatic Redemption, at maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying. For each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Underlying Return:	For each Underlying, the Underlying Return will be equal to:
	•	If the Final Level is greater than or equal to the Buffer Level, zero.
You will not participate in any appreciation of any Underlying.
	•	If the Final Level is less than the Buffer Level, an amount calculated as follows:
	[ Final Level – Initial Level Initial Level	+ Buffer Amount ]
If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed to the decline in the Lowest Performing Underlying and will receive less than the principal amount of your securities at maturity. You could lose up to $770 per $1,000 principal amount, excluding contingent coupons, if any, on the securities.
Buffer Amount:	For each Underlying, expected to be 23% of the Initial Level of such Underlying (to be determined on the Trade Date).
Automatic Redemption:	If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to $1,000 for each $1,000 principal amount of the securities (the “Automatic Redemption Amount”) and the contingent coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made following an Automatic Redemption. Payment will be made in respect of such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Redemption Date”). Any payment on the securities is subject to our ability to pay our obligations as they become due.
Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of each Underlying on such Trigger Observation Date is equal to or greater than its respective Trigger Level.
Trigger Observation Dates:	March 19, 2019, April 16, 2019, May 17, 2019, June 19, 2019, July 17, 2019, August 19, 2019, September 18, 2019, October 17, 2019, November 19, 2019, December 18, 2019, January 16, 2020, February 19, 2020, March 18, 2020, April 17, 2020, May 19, 2020, June 17, 2020, July 17, 2020, August 19, 2020, September 17, 2020, October 19, 2020, November 18, 2020, December 17, 2020, January 19, 2021, February 17, 2021, March 17, 2021, April 19, 2021, May 19, 2021, June 17, 2021, July 19, 2021, August 18, 2021, September 17, 2021, October 19, 2021, November 17, 2021, December 17, 2021, January 19, 2022, February 16, 2022, March 17, 2022, April 19, 2022, May 18, 2022, June 17, 2022, July 19, 2022, August 17, 2022, September 19, 2022, October 19, 2022, November 17, 2022, December 19, 2022, January 18, 2023, February 16, 2023, March 17, 2023, April 19, 2023, May 17, 2023, June 19, 2023, July 19, 2023, August 17, 2023, September 19, 2023, October 18, 2023, November 17, 2023, December 19, 2023, January 17, 2024, February 16, 2024, March 19, 2024, April 17, 2024, May 17, 2024, June 19, 2024, July 17, 2024, August 19, 2024, September 18, 2024, October 17, 2024, November 19, 2024, December 18, 2024, January 16, 2025, February 19, 2025, March 19, 2025, April 15, 2025, May 19, 2025, June 18, 2025, July 17, 2025 and August 19, 2025, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” For purposes of any accompanying product supplement, each Trigger Observation Date shall be a “calculation date.”
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Dates:	April 18, 2018, May 17, 2018, June 19, 2018, July 18, 2018, August 17, 2018, September 19, 2018, October 17, 2018, November 19, 2018, December 19, 2018, January 16, 2019, February 19, 2019, March 19, 2019, April 16, 2019, May 17, 2019, June 19, 2019, July 17, 2019, August 19, 2019, September 18, 2019, October 17, 2019, November 19, 2019, December 18, 2019, January 16, 2020, February 19, 2020, March 18, 2020, April 17, 2020, May 19, 2020, June 17, 2020, July 17, 2020, August 19, 2020, September 17, 2020, October 19, 2020, November 18, 2020, December 17, 2020, January 19, 2021, February 17, 2021, March 17, 2021, April 19, 2021, May 19, 2021, June 17, 2021, July 19, 2021, August 18, 2021, September 17, 2021, October 19, 2021, November 17, 2021, December 17, 2021, January 19, 2022, February 16, 2022, March 17, 2022, April 19, 2022, May 18, 2022, June 17, 2022, July 19, 2022, August 17, 2022, September 19, 2022, October 19, 2022, November 17, 2022, December 19, 2022, January 18, 2023, February 16, 2023, March 17, 2023, April 19, 2023, May 17, 2023, June 19, 2023, July 19, 2023, August 17, 2023, September 19, 2023, October 18, 2023, November 17, 2023, December 19, 2023, January 17, 2024, February 16, 2024, March 19, 2024, April 17, 2024, May 17, 2024, June 19, 2024, July 17, 2024, August 19, 2024, September 18, 2024, October 17, 2024, November 19, 2024, December 18, 2024, January 16, 2025, February 19, 2025, March 19, 2025, April 15, 2025, May 19, 2025, June 18, 2025, July 17, 2025, August 19, 2025 and the Valuation Date, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Valuation Date:	September 17, 2025, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	September 22, 2025, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22550WJL2

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 30, 2017, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006313/dp77765_424b2-undsupp.htm

•	Product Supplement No. I–B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns of the Lowest Performing Underlying and, in the case of Table 2, total contingent coupons over the term of the securities, which will depend on the number of Coupon Barrier Events that have occurred over the term of the securities. The tables and examples below assume that (i) the Contingent Coupon Rate is 6.00% per annum, (ii) the securities are not automatically redeemed prior to maturity, (iii) the term of the securities is exactly seven years and six months, (iv) the Buffer Level for each Underlying is 77% of the Initial Level of such Underlying and (v) the Buffer Amount is 23%. The actual Contingent Coupon Rate, Buffer Levels and Buffer Amount will be determined on the Trade Date. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual contingent coupon.

The hypothetical Redemption Amounts and total contingent coupons set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the securities will depend on the number of Coupon Barrier Events that have occurred over the term of the securities and on the Final Level of the Lowest Performing Underlying. It is not possible to predict when and how many Coupon Barrier Events will occur, if any, and the Final Level of the Lowest Performing Underlying.

You will not participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: Hypothetical Redemption Amounts

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (excluding contingent coupons, if any)	Total Contingent Coupons
100%	0%	$1,000	(See table below)
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
−10%	0%	$1,000
−20%	0%	$1,000
−23%	0%	$1,000
−24%	−1%	$990
−30%	−7%	$930
−40%	−17%	$830
−50%	−27%	$730
−60%	−37%	$630
−70%	−47%	$530
−80%	−57%	$430
−90%	−67%	$330
−100%	−77%	$230

TABLE 2: The expected total contingent coupons will depend on how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Total Contingent Coupons
A Coupon Barrier Event does not occur on any Observation Date	$450
A Coupon Barrier Event occurs on 1 Observation Date	$445
A Coupon Barrier Event occurs on 2 Observation Dates	$440
A Coupon Barrier Event occurs on 3 Observation Dates	$435
A Coupon Barrier Event occurs on 4 Observation Dates	$430
A Coupon Barrier Event occurs on 5 Observation Dates	$425
A Coupon Barrier Event occurs on 6 Observation Dates	$420
A Coupon Barrier Event occurs on 7 Observation Dates	$415
A Coupon Barrier Event occurs on 8 Observation Dates	$410
A Coupon Barrier Event occurs on 9 Observation Dates	$405
A Coupon Barrier Event occurs on 10 Observation Dates	$400
A Coupon Barrier Event occurs on 11 Observation Dates	$395
A Coupon Barrier Event occurs on 12 Observation Dates	$390
A Coupon Barrier Event occurs on 13 Observation Dates	$385
A Coupon Barrier Event occurs on 14 Observation Dates	$380
A Coupon Barrier Event occurs on 15 Observation Dates	$375
A Coupon Barrier Event occurs on 16 Observation Dates	$370
A Coupon Barrier Event occurs on 17 Observation Dates	$365
A Coupon Barrier Event occurs on 18 Observation Dates	$360
A Coupon Barrier Event occurs on 19 Observation Dates	$355
A Coupon Barrier Event occurs on 20 Observation Dates	$350
A Coupon Barrier Event occurs on 21 Observation Dates	$345
A Coupon Barrier Event occurs on 22 Observation Dates	$340
A Coupon Barrier Event occurs on 23 Observation Dates	$335
A Coupon Barrier Event occurs on 24 Observation Dates	$330
A Coupon Barrier Event occurs on 25 Observation Dates	$325
A Coupon Barrier Event occurs on 26 Observation Dates	$320
A Coupon Barrier Event occurs on 27 Observation Dates	$315
A Coupon Barrier Event occurs on 28 Observation Dates	$310
A Coupon Barrier Event occurs on 29 Observation Dates	$305
A Coupon Barrier Event occurs on 30 Observation Dates	$300
A Coupon Barrier Event occurs on 31 Observation Dates	$295
A Coupon Barrier Event occurs on 32 Observation Dates	$290
A Coupon Barrier Event occurs on 33 Observation Dates	$285
A Coupon Barrier Event occurs on 34 Observation Dates	$280
A Coupon Barrier Event occurs on 35 Observation Dates	$275
A Coupon Barrier Event occurs on 36 Observation Dates	$270
A Coupon Barrier Event occurs on 37 Observation Dates	$265
A Coupon Barrier Event occurs on 38 Observation Dates	$260
A Coupon Barrier Event occurs on 39 Observation Dates	$255
A Coupon Barrier Event occurs on 40 Observation Dates	$250
A Coupon Barrier Event occurs on 41 Observation Dates	$245
A Coupon Barrier Event occurs on 42 Observation Dates	$240
A Coupon Barrier Event occurs on 43 Observation Dates	$235
A Coupon Barrier Event occurs on 44 Observation Dates	$230
A Coupon Barrier Event occurs on 45 Observation Dates	$225
A Coupon Barrier Event occurs on 46 Observation Dates	$220
A Coupon Barrier Event occurs on 47 Observation Dates	$215
A Coupon Barrier Event occurs on 48 Observation Dates	$210
A Coupon Barrier Event occurs on 49 Observation Dates	$205
A Coupon Barrier Event occurs on 50 Observation Dates	$200
A Coupon Barrier Event occurs on 51 Observation Dates	$195
A Coupon Barrier Event occurs on 52 Observation Dates	$190
A Coupon Barrier Event occurs on 53 Observation Dates	$185
A Coupon Barrier Event occurs on 54 Observation Dates	$180
A Coupon Barrier Event occurs on 55 Observation Dates	$175

A Coupon Barrier Event occurs on 56 Observation Dates	$170
A Coupon Barrier Event occurs on 57 Observation Dates	$165
A Coupon Barrier Event occurs on 58 Observation Dates	$160
A Coupon Barrier Event occurs on 59 Observation Dates	$155
A Coupon Barrier Event occurs on 60 Observation Dates	$150
A Coupon Barrier Event occurs on 61 Observation Dates	$145
A Coupon Barrier Event occurs on 62 Observation Dates	$140
A Coupon Barrier Event occurs on 63 Observation Dates	$135
A Coupon Barrier Event occurs on 64 Observation Dates	$130
A Coupon Barrier Event occurs on 65 Observation Dates	$125
A Coupon Barrier Event occurs on 66 Observation Dates	$120
A Coupon Barrier Event occurs on 67 Observation Dates	$115
A Coupon Barrier Event occurs on 68 Observation Dates	$110
A Coupon Barrier Event occurs on 69 Observation Dates	$105
A Coupon Barrier Event occurs on 70 Observation Dates	$100
A Coupon Barrier Event occurs on 71 Observation Dates	$95
A Coupon Barrier Event occurs on 72 Observation Dates	$90
A Coupon Barrier Event occurs on 73 Observation Dates	$85
A Coupon Barrier Event occurs on 74 Observation Dates	$80
A Coupon Barrier Event occurs on 75 Observation Dates	$75
A Coupon Barrier Event occurs on 76 Observation Dates	$70
A Coupon Barrier Event occurs on 77 Observation Dates	$65
A Coupon Barrier Event occurs on 78 Observation Dates	$60
A Coupon Barrier Event occurs on 79 Observation Dates	$55
A Coupon Barrier Event occurs on 80 Observation Dates	$50
A Coupon Barrier Event occurs on 81 Observation Dates	$45
A Coupon Barrier Event occurs on 82 Observation Dates	$40
A Coupon Barrier Event occurs on 83 Observation Dates	$35
A Coupon Barrier Event occurs on 84 Observation Dates	$30
A Coupon Barrier Event occurs on 85 Observation Dates	$25
A Coupon Barrier Event occurs on 86 Observation Dates	$20
A Coupon Barrier Event occurs on 87 Observation Dates	$15
A Coupon Barrier Event occurs on 88 Observation Dates	$10
A Coupon Barrier Event occurs on 89 Observation Dates	$5
A Coupon Barrier Event occurs on 90 Observation Dates	$0

The total payment on the securities will be equal to the Redemption Amount applicable to an investor plus the total contingent coupons payable on the securities.

The following examples illustrate how the Redemption Amount is calculated.

Example 1:

Underlying	Final Level
RTY	105% of Initial Level
SX5E	110% of Initial Level

Example 1 assumes the level of the Lowest Performing Underlying increases by 5% from its Initial Level to its Final Level. Because the Final Level of the Lowest Performing Underlying is greater than or equal to its Buffer Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities. Even though the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying.

Example 2:

Underlying	Final Level
RTY	90% of Initial Level
SX5E	105% of Initial Level

Example 2 assumes the level of the Lowest Performing Underlying decreases by 10% from its Initial Level to its Final Level. Because the Final Level of the Lowest Performing Underlying is greater than or equal to its Buffer Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3:

Underlying	Final Level
RTY	90% of Initial Level
SX5E	40% of Initial Level

Example 3 assumes the level of the Lowest Performing Underlying decreases by 30% from its Initial Level to its Final Level. The determination of the Redemption Amount when the Final Level of the Lowest Performing Underlying is less than its Buffer Level is as follows:

Underlying Return of the Lowest Performing Underlying	=	[(Final Level - Initial Level) / Initial Level] + Buffer Amount
	=	[−60% + 23%]
	=	−47%
Redemption Amount	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × 0.53
	=	$470

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $470 per $1,000 principal amount of securities because the Final Level of the Lowest Performing Underlying is less than its Buffer Level. You will be exposed to any depreciation in the level of the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level. In this scenario, you will lose 47% of the principal amount at maturity.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the securities are not automatically redeemed prior to maturity, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding contingent coupons, if any. If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be fully exposed to such negative performance. In such case, the Underlying Return will be calculated as follows: the sum of (a) the percentage decline in the Lowest Performing Underlying from its Initial Level to its Final Level and (b) the Buffer Amount. You could lose up to $770 per $1,000 principal amount of securities. Any payment on the securities is subject to our ability to pay our obligations as they become due

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The number of contingent coupons you receive over the term of the securities, if any, will depend on the performance of the Underlyings during the term of the securities and the number of Coupon Barrier Events that occur. If a Coupon Barrier Event occurs on an Observation Date, you will not receive a contingent coupon on the Contingent Coupon Payment Date immediately following such Observation Date. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the securities. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons is variable and may be zero.

In addition, if rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the securities, and still lose a significant portion of your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the closing level of such Underlying could be less than its (i) Coupon Barrier Level on any Observation Date or (ii) Buffer Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barrier Levels or Buffer Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, relatively lower Coupon Barrier Levels or Buffer Levels may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	AT MATURITY OR UPON AUTOMATIC REDEMPTION, THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS THE FINAL CONTINGENT COUPON, IF ANY — At maturity or upon Automatic Redemption, the securities will not pay more than the principal amount plus the final contingent coupon, if any, regardless of the performance of any Underlying. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. The maximum amount payable with respect to the securities (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

•	AN AUTOMATIC REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES — The securities are subject to a potential Automatic Redemption. If a Trigger Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to $1,000 for each $1,000 principal amount of the securities and the contingent coupon payable on that Contingent Coupon Payment Date, and no further payments will be made in respect of the securities. In this case, you will lose the opportunity to continue to be paid contingent coupons from the Automatic Redemption Date to the scheduled Maturity Date.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that (i) the Final Level of at least one of the Underlyings will be less than its Buffer Level and (ii) a Coupon Barrier Event occurs with respect to at least one of the Underlyings on one or more Observation Dates, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

•	THE CLOSING LEVEL OF THE EURO STOXX 50® INDEX WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATIVE TO THE U.S. DOLLAR EVEN THOUGH THE EQUITY SECURITIES INCLUDED IN THE EURO STOXX 50® INDEX ARE TRADED IN A FOREIGN CURRENCY AND THE SECURITIES ARE DENOMINATED IN U.S. DOLLARS — The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in the EURO STOXX 50® Index are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the EURO STOXX 50® Index may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the EURO STOXX 50® Index, and therefore the performance of the EURO STOXX 50® Index and the value of the securities.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlyings. We or our affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring securities such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2013 through March 5, 2018. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Russell 2000® Index and the EURO STOXX 50® Index, see “The Reference Indices—The FTSE Russell Indices—The Russell 2000® Index” and “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in any accompanying underlying supplement.

The closing level of the Russell 2000® Index on March 5, 2018 was 1546.048.

The closing level of the EURO STOXX 50® Index on March 5, 2018 was 3355.32.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement, may receive varying discounts and commissions of up to $47.50 per $1,000 principal amount of securities and will forgo some or all fees for sales to fiduciary accounts. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Credit Suisse